     As filed with the Securities and Exchange Commission on May 31, 2000.
                                                     Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                ---------------

                             OVERSEAS PARTNERS LTD.
               (Exact name of issuer as specified in its charter)

                                ---------------

                 Islands of Bermuda                     Not Applicable
                                                       (I.R.S. Employer
              (State of Incorporation)              Identification Number)

                                Mintflower Place
                              8 Par-la-Ville Road
                            Hamilton HM 08, Bermuda
                                 (441) 295-0788
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices and principal place of business)

                                ---------------

                              Michael J. Molletta
                           115 Perimeter Center Place
                                   Suite 940
                               Atlanta, GA 30346
                           Telephone: (770) 913-6750
                           Facsimile: (770) 913-6756
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                                                       Jeffrey L. Schulte,
                  Mark R. Bridges                            Esquire
                                                    Morris, Manning & Martin,
                   Vice President                              LLP
                                                      1600 Atlanta Financial
               Overseas Partners Ltd.                         Center
                  Mintflower Place                  3343 Peachtree Road, N.E.
                8 Par-la Ville Road                   Atlanta, Georgia 30326
              Hamilton, HM 08, Bermuda              Telephone: (404) 233-7000
             Telephone: (441) 295-0788

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                       Proposed
                                         Proposed      maximum
 Title of each class of                  maximum      aggregate    Amount of
    securities to be     Amount to be offering price   offering   registration
       registered         registered   per share(1)    price(1)       fee
------------------------------------------------------------------------------
Common Stock, par value
 $.10 per share........   6,000,000       $21.50     $129,000,000   $34,056

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated pursuant to Rule 457(h) of the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee, on the basis of the fair value of the Registrant's Common Stock.

                                ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION

                                6,000,000 Shares

                             Overseas Partners Ltd.

                                  Common Stock

  This Prospectus relates to the sale of 6,000,000 shares of our Common Stock, par value $.10 per share, to our existing shareowners. The offering price of each share will be the fair value of a share of our Common Stock, as determined from time to time by our Board of Directors. At the date of this prospectus, the fair value per share, as determined by our Board of Directors, is $21.50.

  There is no public market for our Common Stock, and none is likely to develop. Investors should not purchase our Common Stock unless they are prepared to hold it for an indefinite period of time.

    INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                         FACTORS" BEGINNING ON PAGE 2.

                                  -----------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF
 THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                                  -----------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES OR
    INSURANCE COMMISSION OF ANY STATE OR OTHER JURISDICTION NOR HAS ANY SUCH
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

                                  -----------

                THE DATE OF THIS PROSPECTUS IS JUNE       , 2000.

                               TABLE OF CONTENTS

Forward Looking Statements..................................................  ii
Prospectus Summary..........................................................   1
Risk Factors................................................................   2
Use of Proceeds.............................................................   6
The Company.................................................................   7
Periodic Reports Distributed to Shareowners.................................   7
Offering....................................................................   7
Description of OPL Common Stock.............................................  12
Taxation....................................................................  16
Experts.....................................................................  18
Legal Matters Concerning OPL Common Stock...................................  18
Where You Can Find More Information.........................................  18
Incorporation of Certain Documents By Reference.............................  18

   Overseas Partners Ltd. has not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

                           FORWARD-LOOKING STATEMENTS

   Some of the statements contained in this prospectus contain forward-looking information. Forward-looking statements are statements other than historical information or statements of current condition. Some forward looking statements can be identified by the use of such words as "expect," "believe," "goal," "plan," "intend," "estimate," "may" and "will" or similar words. These forward-looking statements relate to our plans and objectives for future operations including our growth and operating strategy, trends in our industry and our policy on future dividends.

   You should be aware that these statements are subject to risks, uncertainties and other factors, including those discussed in the section entitled "Risk Factors," that could cause the actual results to differ materially from those suggested by the forward-looking statements. Accordingly, there can be no assurance that those indicated results will be realized. Among the important factors that could cause actual results to differ materially from those indicated by our forward-looking statements are:

  . our ability to replace, with profitable business, the revenues that we derived in the past from reinsurance of excess value package insurance associated with the business of United Parcel Service of America, Inc. ("UPS")

  . pricing pressure resulting from the competitive environment in which we operate

  .  ability to collect reinsurance recoverables

  .  the uncertainties of the reserving process

  . the occurrence of catastrophic events with a frequency or severity exceeding our estimates

  .  loss of the services of any of the Company's executive officers

  . uncertainties relating to government and regulatory policies (such as subjecting us to insurance regulation or taxation in certain jurisdictions)

  .  losses due to interest rate fluctuations

  . developments in global financial markets which could affect our investment portfolio

  . the resolution of any pending or future tax assessments by the IRS against us

  .  the resolution of other pending litigation

  .  losses due to foreign exchange rate fluctuations

  .  the impact of mergers and acquisitions

   We do not undertake to update these forward-looking statements in any manner.

                               PROSPECTUS SUMMARY

   This prospectus relates to the sale by us of shares of our Common Stock, solely to our current shareowners.

   This offering will continue for an indefinite period, and we may terminate it at any time. All of the shares of Common Stock being offered are shares which we have purchased or shares we anticipate being able to purchase or newly issued shares.

   We have a right to acquire our Common Stock (a "right of first refusal") upon an attempted transfer for value of any shares. We have historically exercised this right of first refusal. However, on November 23, 1999 our Board imposed a temporary limit on the number of shares we are willing to purchase under our right of first refusal. This temporary limit will be reviewed and may be changed by our Board from time to time. In addition we have the right under our Bye-Laws to purchase (or "recall") shares of our Common Stock from shareowners following their retirement, death or other termination of employment with UPS, OPL, or any of their respective subsidiaries. The Company has historically exercised this right of recall each year. However our Board decided to defer the recall of our shares that was previously scheduled to take place in January 2000 and 2001 and we currently do not anticipate exercising our right of recall for the foreseeable future. We have no current intention to repurchase any shares of Common Stock subscribed for under this offering. Our repurchase rights are described in more detail later in this prospectus.

   The offering price of each share of Common Stock is its current price at the time we accept a subscription for shares. As used in this prospectus, the current price of a share of Common Stock means the price at which our Board of Directors has most recently authorized us to purchase Common Stock from shareowners. The current price of Common Stock is reviewed, and may be changed, by the Board of Directors at meetings held in February and August of each year. We communicate the current price of our Common Stock to our shareowners by letter following these meetings.

   You may pay the aggregate purchase price of the Common Stock to which you have subscribed by check or money order. A current shareowner may subscribe to the purchase of not less than 50 shares at anytime nor more than 10,000 shares of Common Stock annually, by delivering to us a fully executed subscription agreement in the form accompanying this prospectus, together with a check or money order for the aggregate price of the total number of shares of Common Stock subscribed to at the date of transmittal of the request. All sales of Common Stock subscribed to will be made at the current price of Common Stock at the time of acceptance.

   This offering is being made only to existing shareowners and may only be accepted by existing shareowners. The right to participate in this offering is not transferable. Neither this prospectus nor any copy of it may be distributed or given to any person other than the shareowner to whom it was sent.

   This offering has not been registered by, nor has any prospectus been filed with the Registrar of Companies and Businesses in Singapore in respect of the shares of Common Stock being offered pursuant to this offering. Shares of Common Stock may not be offered for subscription or purchased or sold nor may any document or other material be circulated in connection with the shares of Common Stock either directly or indirectly to persons in Singapore except under circumstances that do not amount to an offer of shares to the public or a section of the public in Singapore.

   This document has been prepared for the purposes of a public offer of the Common Stock in Germany in accordance with the Securities Selling Prospectus Act (Verkaufsprospektgesetz) (the "SPA") and not been submitted to the Federal Securities Trading Supervisory Office (Bundesaufsichtsamt fur den Wertpapierhandel). Therefore, the Common Stock shall not be offered in Germany by way of a public offer and this document shall not be passed on in Germany unless in accordance with the restrictions or applicable exemption under the SPA.

                                   RISK FACTORS

   You should carefully consider the following factors and other information in this prospectus before deciding to purchase shares of our Common Stock.

Our Future Success Depends on our Ability to Replace the Revenue and Profit that We Derived in the Past From our Excess Value Reinsurance Program

   UPS recently cancelled the shipper's risk insurance program under which we provided reinsurance of coverage on the loss of or damage to packages shipped by UPS. This had been our largest and most profitable line of business since our inception, and has been responsible for nearly all of our underwriting profits and retained earnings to date. We are currently evaluating new insurance and reinsurance programs, but if we are unable to replace the revenue and profits formerly generated by our excess value program, our financial performance will be materially and adversely affected.

We Face a Risk of Non-Collection of Reinsurance Recoverables

   In order to minimize the impact of catastrophic losses on our financial results, we purchase protection on particular reinsurance programs and / or lines of business. We initially pay the claims on the programs that we participate in and seek to recover the reinsured losses from our reinsurers. In accordance with generally accepted accounting principles, we report as assets, the amount of claims paid which we expect to recover from reinsurers. However, there is a risk that we will not be able to collect those amounts due to the reinsurers inability to pay or due to a dispute over the calculation of the amount recoverable. If reinsurers cannot or do not pay the amounts which we believe are recoverable under our reinsurance contracts, our financial performance will be materially affected.

   A significant portion of our assets relates to premiums due to us on reinsurance contracts we have entered into with brokers or ceding companies. Similar to any business, collection of receivables is dependent on the financial performance of the customer. To the extent that a broker or ceding company cannot pay the premiums owed to us, our financial results will be negatively impacted.

Loss Reserves are Estimates, and Adverse Development May Harm our Results of Operations

   Like all reinsurers, we maintain reserves to cover our estimated ultimate liability for losses and loss adjustment expenses with respect to reported and unreported insured events. Reserves are estimates involving actuarial and statistical projections at a given time based on facts and circumstances then known, estimates of future trends in claims severity and other variable factors such as inflation. If reserves prove to be inadequate in the future, we would have to increase our reserves and incur a charge to earnings in the period the reserves are increased, which could have a material adverse effect on our results of operations and financial condition. We incurred such a charge in 1999. The establishment of appropriate reserves is an uncertain process and there can be no assurance that ultimate losses will not exceed our loss reserves.

Our Success Depends on Our Key Executives and the Loss of Any of Our Executives Could Adversely Affect Our Future Results of Operations

   Our success will depend significantly on the efforts and abilities of our Chief Executive Officer and President, Ms. Mary R. Hennessy, our Vice President and Chief Underwriting Officer, Mr. Michael J. Cascio, and our Chief Financial Officer and Treasurer, Mr. Mark R. Bridges. Under Bermuda law, non-Bermudians may not engage in any gainful occupation in Bermuda without the specific permission of the appropriate Bermuda government authority. Such permission, or a work permit for a specific period of time, can be granted upon showing that, after proper public advertisement, no Bermudian or spouse of a Bermudian is available who meets the minimum standards for the advertised position. Of our executive officers, Ms. Hennessy and Mr. Bridges are working under Bermuda work permits. There can be no assurance that their work permits will be extended or that, if they were to leave the Company, qualified Bermudians could be identified or work permits, if necessary, for new executive officers would be granted. Our future results of operations could be adversely affected if we are unable to retain our current executives or to attract new executives.

Laws and Regulations Could Have an Adverse Effect on Our Results of Operations if those Laws and Regulations are Significantly Changed

   Reinsurance companies are generally regulated by the jurisdictions in which they operate. Our reinsurance subsidiaries conduct their reinsurance business from our principal offices in Bermuda and are subject to regulation under Bermuda law, which, among other things requires them to register and comply with certain requirements as to capitalization. These reinsurance entities are not admitted or authorized to conduct business in any jurisdictions except Bermuda. We strive to avoid conducting insurance activities in any jurisdiction that does not provide an exemption for such activities.

   However, insurance laws adopted by the jurisdictions which regulate the companies to which our subsidiaries provide life, property and casualty and other reinsurance, and U.S. federal tax laws applicable to those companies, affect us indirectly. Any new legislation subjecting us to supervision and regulation in the United States or affecting our customers' ability to deal with us, or the tax treatment of premiums that they pay to us, could have an adverse effect on our business. In addition, no assurance can be given that if we were to become subject to regulation in the United States or any state thereof or of any other country at any time in the future, we would be able to comply with such laws.

Our Investment Results Could Suffer as a Result of Fluctuation in Interest
Rates

   We maintain a portfolio of fixed income investments as well as an investment in a strategic income mutual fund. The value of these investments can fluctuate, depending on changes in prevailing interest rates. Our general strategy is to invest in high quality securities while maintaining diversification to avoid significant concentrations to individual issuers and industry segments and countries. We generally do not hedge our investments against interest rate risk. Accordingly, changes in interest rates may result in fluctuations in the income derived from, and the valuation of, our fixed income investments which could have an adverse effect on our reported results.

Our Portfolio May be Adversely Affected by Changes in Global Equity Markets

   We invest in equity securities to diversify our exposure to interest rate risk and to enhance our total return. Our equity portfolios are subject to changes in value due to movements in equity prices. In addition, a portion of the strategic income mutual fund is invested in convertible debt securities, whose values are exposed to similar equity price risk. Fluctuations in the market price of a security may result from perceived changes in the underlying economic characteristics of the issuer or its country of operation, the relative price of alternative investments or general market conditions. As a result, our portfolio may be negatively affected by changes in global financial markets.

If the IRS Determines That We are Subject to U.S. Income Tax, Such a Determination Could Have a Negative Impact on Our Financial Condition

   We and certain of our subsidiaries are incorporated outside the United States and, as foreign corporations, we are not obligated to file United States tax returns. We believe that we operate in such a manner that does not subject us to U.S. tax (other than U.S. excise tax on reinsurance premiums and withholding tax on certain investment income from U.S. sources) because we do not engage in business in the United States. There can be no assurance, however, that we will not become subject to U.S. tax in the future. If we are deemed to be engaged in business in the United States we would be subject to U.S. tax at regular corporate rates on our income that is related to our U.S. business.

   The United States Internal Revenue Service ("IRS") previously asserted that we were subject to U.S. taxation in the amounts of approximately $53 million for our 1984 taxable year and $240 million for our 1985 through 1987 taxable years, plus additions to tax and interest, for those years. On February 13, 1998, the IRS indicated that it no longer intended to pursue its position against us for 1984. On January 4, 1999, the IRS indicated that it no longer intended to pursue its position against us for 1985 through 1987.

   On December 22, 1998, the IRS issued a Notice of Deficiency with respect to our 1988 through 1990 taxable years in which it asserted that we were subject to U.S. taxation in the aggregate amount of approximately $170 million, plus additions to tax and interest, for those years. The IRS has also asserted that we were subject to U.S. taxation for our 1991 through 1994 taxable years and has proposed an aggregate assessment of $319 million of tax, plus additions to tax and interest, for those years. These claims by the IRS have not been resolved. The IRS has not proposed an assessment for years subsequent to 1994. These claims and any future claims by the IRS may be resolved in a manner that negatively affects our financial condition and results of operations.

If Current Legal Proceedings are not Resolved in our Favor, We Would be Harmed Financially

   On November 19, 1999 and January 27, 2000 we were named as a defendant in two class action lawsuits, filed on behalf of customers of UPS. The lawsuits allege, amongst other things, that UPS told its customers that they were purchasing insurance for coverage of loss or damage to goods shipped by UPS, but a recent opinion by the United States Tax Court found that the insurance program, offered through UPS, several domestic insurance companies, and their related reinsurance agreement with us, was not adequate for UPS to avoid liability for federal income tax. We believe that we have meritorious factual and legal defenses to the actions and we intend to defend them vigorously. We have sought and will seek dismissal of the actions, as to OPL, on various grounds, including, among others, lack of personal jurisdiction by the Court over OPL. However, there can be no assurance that an adverse determination of the lawsuit would not have a material effect on our financial results.

You Will Not Have a Market in Which to Sell Your Securities

   An investment in our stock is a long-term commitment. The Common Stock will not be listed on any securities exchange and is not traded in an organized over-the-counter market. In the past, we have purchased Common Stock from those shareowners wishing to sell shares, and recalled Common Stock from time to time from our shareowners, pursuant to purchase rights set forth in our Bye-Laws. Our Board of Directors has placed a temporary limit of ten percent (10%) on the amount of shares of Common Stock we can repurchase from any shareowner. We are currently prepared to purchase up to 10% of the shares of Common Stock held by any shareowner of record on November 23, 1999 from that date through to November 1, 2000. These limitations will be reviewed and may be changed by the Board of Directors from time to time. As a result, investors must be prepared to hold the securities for an indefinite period of time.

Our Results Could Suffer as a Result of Fluctuations in Foreign Exchange Rates

   We are exposed to foreign currency risk arising from foreign exchange rate fluctuations against the U.S. dollar on both the global fixed income portfolio and the IFC emerging markets equity portfolio. The principal currencies creating foreign exchange rate risk are the euro and United Kingdom pound sterling. Although the IFC portfolio does not expose us to material concentration in any one currency, there is some correlation amongst the currencies of emerging market countries. Our reinsurance operations also have exposure to foreign currency rates, particularly the United Kingdom pound sterling and euro. This exposure is mitigated by the fact that our reinsurance premiums and related receivables are partially offset by claims incurred and claims liabilities, respectively, denominated in the same currency. We do not hedge against the exchange rate risk associated with assets or liabilities denominated in foreign currencies as we believe that the direct and opportunity costs associated with a hedging program exceed any benefits in the long term. As a result, our financial performance may be materially affected by changes in foreign exchange rates.

Failure to Successfully Integrate Acquisitions and Reduce Our Operating Expenses Could Adversely Affect Our Future Financial Results

   In order to re-establish profitable operations, we may acquire other companies, or lines of business from other companies. The successful integration of any business we acquire would be critical to our future success Integrating the management and operations of any business we acquire is time consuming, and we cannot guarantee that we will achieve any of the anticipated synergies and other benefits expected to be realized from acquisitions. We may face any one or more of the following difficulties:

  . difficulty integrating the financial, operational and administrative functions of acquired businesses;

  .  difficulty integrating the products of acquired businesses;

  . delays in realizing the benefits of our strategies for an acquired business;

  .  diversion of management's attention from our existing operations;

  . difficulty operating in markets in which we have little prior experience;

  . inability to retain key employees necessary to continue the operations of the acquired businesses; or

  .  acquiring businesses with unknown liabilities.

   Any failure to successfully integrate our acquisitions and reduce their operating expenses could have a material adverse effect on our future financial results and could negatively affect our ability to acquire other businesses or otherwise execute our business strategy.

                                  USE OF PROCEEDS

   We will receive net proceeds from this offering of approximately $128,928,444. For purposes of this calculation, we have assumed an offering price of $21.50 per share, although the price may change from time to time as determined by our Board of Directors. We intend to use the proceeds for general corporate purposes, which may include strategic investments and acquisitions. We may use all or a portion of the proceeds to repurchase our shares from shareowners who offer shares to us for repurchase. The Board of Directors has imposed a temporary limit of 10% on the number of shares that the company would repurchase from any shareowner, exclusive of shares purchased in this offering. These limitations will be reviewed and may be changed by the Board of Directors from time to time. We have no intention at the present time to re-acquire any shares that you purchase in this offering.

                                    THE COMPANY

   Overseas Partners Ltd. ("OPL") is a multi-line reinsurance company headquartered in Bermuda. We were organized as a company under the laws of Bermuda in 1983. Our Common Stock is currently owned by approximately 97,000 shareowners. A majority of our shareowners are either current or former employees of OPL or UPS.

   Our primary business segment is reinsurance. Shipper's risk reinsurance has historically been our principal source of revenue and underwriting income. Note, however, that this program was cancelled effective October 1, 1999 and has not been replaced as of the date of this prospectus.

   We have a number of wholly-owned subsidiaries through which we conduct our reinsurance business. Our wholly-owned subsidiary, Overseas Partners Re Ltd., or OP Re, was incorporated in 1995 and has expanded the lines of reinsurance offered to include accident and health, automobile, aviation, financial reinsurance, marine, property, workers' compensation, and other specialty reinsurance products.

   In November 1999, we established a wholly-owned subsidiary, Overseas Partners Cat Ltd., or OP Cat, to provide an opportunity to further diversify the portfolio of reinsurance risk. OP Cat has entered into an underwriting services agreement with RenaissanceRe Holdings Ltd. to write worldwide property catastrophe reinsurance business.

   We established another wholly-owned subsidiary, Overseas Partners Assurance Ltd., or OPAL, during 1998 to further enhance and broaden our reinsurance relationships. OPAL provides rent-a-captive facilities to reinsurance clients, allowing them to participate in the underwriting and investment profits associated with their programs.

   In December 1997, we acquired Parcel Insurance Plan, Inc., or PIP, an independent insurance agent that manages the general underwriting of excess value packages for shippers of small parcels. PIP serves commercial shippers across the United States from its St. Louis headquarters. The Fireman's Fund Insurance Company, one of the largest commercial insurers in the U.S., is the underwriter of PIP's policies.

   Our other business segment is U.S. real estate and leasing, which is conducted through our wholly-owned subsidiary, Overseas Partners Capital Corp., or OPCC. OPCC's subsidiaries own and manage our real estate assets located in major centers such as Atlanta, Boston and Chicago.

   Our address is Mintflower Place, 8 Par-La-Ville Road, Hamilton HM 08, Bermuda. Our telephone number is (441) 295-0788.

                  PERIODIC REPORTS DISTRIBUTED TO SHAREOWNERS

   We prepare and distribute an annual report containing audited financial statements to our shareowners. We also prepare and distribute to our shareowners quarterly reports containing financial data for the first three quarters of each fiscal year. All currency amounts contained in these reports prepared by us are reported in United States dollars. We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and we will, upon written or oral request, provide without charge to any person to whom this prospectus is delivered a copy of any and all information relating to it which has been incorporated by reference in this prospectus.

                                    OFFERING

The Offering

   The information below describes the terms of this offering and discusses the methods by which current shareowners may subscribe to purchase shares of Common Stock.

Reasons for the Offering

   Prior to July 21, 1999, our Common Stock had been bundled in units with shares of UPS Common Stock and sold and provided as stock compensation awards to UPS employees under the UPS Managers' Incentive and UPS Stock Purchase Plans. Shareowners who had terminated employment with UPS, OPL, or any of their respective subsidiaries were unable to purchase additional shares in OPL, even though they may have been desirous of doing so. On July 21, 1999, we suspended the sale of our Common Stock under these Plans following the announcement by UPS of an initial public offering. Since that date we have not been authorized to issue additional shares to any of our shareowners, although some of our shareowners have expressed such an interest. Consequently, we are offering our shareowners the opportunity to subscribe for additional shares in accordance with the terms of this offering.

Administration of the Offering

   The offering will be administered by our Board of Directors, or by a committee of the Board to which it may delegate such responsibility from time to time. Shareowners may obtain additional information about the offering and direct questions concerning the offering to First Union National Bank at:

                           First Union National Bank
                           Employee Shareholder Services
                           Corporate Trust Department
                           P.O. Box 41784
                           23 South Broad Street
                           Philadelphia, PA 19101-1784
                           (www.firstunion.com\ess\)
                           Phone: 1-888-663-8325

Term of the Offering

   We expect to continue the offering for an indefinite period, subject to continued availability of shares of our Common Stock in excess of the number of shares needed to meet our anticipated corporate needs, including awards under the Overseas Partners Ltd. Incentive Compensation Plan. While our long range needs for shares are difficult to predict and depend upon a number of factors, including future growth in our business and earnings and the level of the current price of our shares (as determined by our Board of Directors) in relation to earnings, we plan to continue the offering and we will attempt to fill subscriptions on a relatively prompt basis over the near term. However, no assurance can be given that sufficient shares will be available to fill all subscriptions.

   In the registration statement to which this prospectus relates, there are registered a total of 6,000,000 shares of Common Stock, subject to adjustments to reflect stock splits, stock dividends or similar events, for sale pursuant to the offering. We consider the total number of registered shares to be adequate to meet anticipated subscriptions for shares for a period of two years from the date of this prospectus. We may seek to cause additional shares to be registered for sale as the need arises in the future.

   Note that we may terminate the offering at any time in our discretion.

Use of Proceeds

   The funds derived from the sale of shares of Common Stock in this offering will be added to our cash and used for the general purposes of business.

Eligibility to Subscribe to Purchase Shares of Common Stock

   The offering of Common Stock is being made only to our current shareowners. Current shareowners may subscribe to Common Stock only for their own account and not for the account of any other person.

How to Subscribe to Common Stock

   A current shareowner may subscribe to purchase not less than 50 shares at any time nor more than 10,000 shares annually by delivering to our transfer agent, First Union National Bank ("FUNB"), a fully executed Subscription Agreement in the form accompanying this prospectus, together with a check or money order payable to our transfer agent, First Union National Bank, for the aggregate purchase price of the Common Stock subscribed to.

Provisions of the Subscription Agreement for Common Stock

   Each current shareowner who wishes to subscribe to purchase Common Stock must sign a Subscription Agreement to evidence such subscriber's agreement to purchase Common Stock, to facilitate recordkeeping with respect to the offering and to evidence such subscriber's agreement to certain terms on which our willingness to accept the subscription is conditioned. The Subscription Agreement, which you should read in full, includes an authorization to us to deliver certificates for the Common Stock to FUNB, as custodian for you, in lieu of physical delivery to you of share certificates.

How to Calculate the Price of Common Stock

   The price of a share of our Common Stock in this offering equals the current price at the time we accept a subscription, as most recently determined by our Board of Directors. The subscription price will change from time to time, to reflect changes in the current price of Common Stock. The total subscription price will equal the product of the current price of a share of Common Stock multiplied by the number of shares for which you subscribe.

Acceptance of Subscriptions

   No subscription for the purchase of shares of Common Stock will become binding upon us until it has been accepted by us. We reserve the right, in our sole discretion, to accept or reject any subscription in part or in its entirety.

   Our acceptance of a subscription takes place when we mail to you a notice of acceptance, confirming acceptance of the subscription and showing the number and current prices of the shares of Common Stock sold to you ("Notice of Acceptance").

   We will not accept a subscription until your check or money order has been collected. If any check or money order submitted as payment cannot be collected, we may, in our sole discretion, return the subscription documents or request you to forward cash or wire funds in the amount of your payment.

Normal Processing and Acceptance of Subscriptions

   The process of reviewing subscriptions to determine acceptability and mailing notices of acceptance as provided herein, may normally require up to 15 days after we receive the subscription. Current shareowners whose subscriptions for shares of Common Stock are received less than 15 days prior to a change in the current price of Common Stock may incur an increase in the current price of the Common Stock to which they subscribe. Similarly, subscriptions for shares of Common Stock received less than 15 days prior to the record date of a dividend on our shares may not be processed in time to enable you to receive the dividend. We shall in no event be liable for any costs or damages to you due to such changes in price or the failure to receive such dividends.

Delayed Acceptance of Subscriptions, Unavailability of Shares

   From time to time, delays in our ability to accept subscriptions within the normal processing period may arise from either (i) the concurrent receipt of unexpectedly large numbers of subscriptions or (ii) occasional circumstances under which we may not have sufficient numbers of shares of Common Stock immediately available to fill subscriptions after taking into account our corporate needs for shares such as for awards under the Overseas Partners Ltd. Incentive Compensation Plan. In the event that we determine, in our sole discretion, that there are not a sufficient number of shares of Common Stock available to satisfy all subscriptions for shares of Common Stock which we have accepted or which we anticipate accepting in any period, we will first fill subscriptions for Common Stock with shares of Common Stock available as subscriptions for such shares are received.

   Delays may also arise from circumstances relating to the acceptability of an individual subscription. The subscription will be returned to the subscriber without interest if a subscription is rejected or withdrawn. If the subscription is ultimately accepted, the shares of Common Stock will be delivered to FUNB but no interest will be paid on the subscription payment.

   Common Stock will be sold at the current price in effect when we accept the subscription. If you remit payment with your Subscription Agreement, but we have not accepted your subscription at the time of an increase or decrease in the current price of the Common Stock, you will be notified of the increase or decrease. FUNB will return your Subscription Agreement along with your check or money order and you may prepare a new subscription.

   Subscribers will not be entitled to receive, and no adjustments will be made on account of, any cash or stock dividend made payable to shareowners of record on a date preceding acceptance of subscriptions. In the event of a distribution characterized by our Board as a stock split prior to acceptance of subscriptions, which have been received, the price and number of shares subject to the subscription will be adjusted proportionately.

   We retain the right to accept or reject any subscription until the subscription has been accepted. Since the primary purpose of the offering is to enhance the ownership relationship of current shareowners with OPL, events such as changes in a subscriber's employment status or the personal financial circumstances of the subscriber or conditions or activities which suggest that the subscriber is seeking to purchase shares with a view to short-term speculation rather than investment may result in rejection. Similarly, changes in applicable federal or local law or regulation which make it impracticable to continue the offering generally or in particular areas may require the rejection of subscriptions or suspension of solicitations. These examples are intended to illustrate reasons why we must reserve the right to reject any subscription or group of subscriptions and are not intended to limit our discretion to reject any subscription. In addition, we expect that we will reject subscriptions which fail to comply with the terms of the offering as described in this prospectus and in the subscription agreement, although we may alternatively, from time to time, provide a subscriber with the opportunity to conform to the subscription agreement before doing so. Upon the rejection of a subscription, we will refund to you, or if applicable will cause FUNB to refund to you, without interest, any monies paid by you on account of your subscription.

Delivery of Shares for the Account of Purchasers Upon Acceptance

   As soon as practicable after we accept a subscription, we will deliver to FUNB, as custodian of the Common Stock, for your benefit, the Common Stock you subscribed to. An acknowledgement for the Common Stock will be sent to you by FUNB.

   The Common Stock will be deposited with FUNB as custodian for you. FUNB will register the shares in its name and will sell or otherwise dispose of the shares upon your instruction and in conformity with the restrictions contained in our Bye-Laws. Any cash dividends and other distributions, which may be paid on the Common Stock, will be promptly remitted by FUNB, as custodian, to you.

   Owners of Common Stock held by FUNB receive periodic statements of the number of shares of Common Stock held for their account and of dividends paid on those shares. Notice of any regular or special meeting of shareowners of OPL are forwarded to shareowners by FUNB, which votes the shares as directed by you or, on request, furnishes you with a proxy thus permitting you to vote your shares of Common Stock at the meeting.

   Until instructions are received by FUNB requesting that the certificates for Common Stock be delivered to a purchaser, FUNB will continue to hold such shares, as custodian for the purchaser.

Our Rights to Repurchase Shares Sold Pursuant to the Offering

   Our Bye-Laws provide us with the right to purchase all or a portion of the shares of Common Stock which a shareowner seeks to sell or otherwise attempts to transfer for value to a third party at the lower of the fair value per share or the price at which they are to be offered to the proposed transferee, and on the same terms upon which they are to be offered to the proposed transferee. In addition, all shares of Common Stock sold in this offering will be subject to our right to purchase such shares at their current price following the shareowner's death, retirement from or other termination of employment with us, with UPS, or with any of their respective subsidiaries.

Change in the Offering; Interpretation

   We reserve the right, in our sole discretion, to change any term or condition of, or terminate in its entirety, the offering at any time, or from time to time. The interpretation of the terms and conditions of the offering shall be in the sole discretion of the Board of Directors, or any committee of the Board of Directors to which the Board of Directors has delegated such responsibility, and any such interpretation which may be made by the Board of Directors or any such committee from time to time is final and binding upon all offerees and subscribers in the offering.

   If, at any time or from time to time, there shall occur a change in the nature of a share of Common Stock as a result of a combination or reclassification of such shares, a subdivision of such shares characterized by our Board of Directors, as a stock split or stock dividend, or other similar event, then, unless the Board of Directors shall otherwise expressly determine, the number or type of shares of Common Stock shall automatically be changed and adjusted to reflect such combination, reclassification, subdivision or other event.

                        DESCRIPTION OF OPL COMMON STOCK

   We are currently authorized to issue 900,000,000 shares of our Common Stock of par value $0.10 per share, of which 127,500,000 shares were issued and outstanding as of May 31, 2000. We are also authorized to issue 200,000,000 shares of preference stock of par value $.10 per share. At present no shares of preference stock have been issued or are outstanding, nor are there any plans to issue any preference stock in the foreseeable future.

   Our Common Stock is not listed on a securities exchange and is not traded in the organized over-the-counter markets. Prior to July 21, 1999, our Common Stock had been bundled in units with shares of UPS Common Stock and sold and provided as stock compensation awards to UPS employees under the UPS Managers' Incentive and UPS Stock Purchase Plans ("the UPS Plans"). On July 21, 1999, we suspended the sale of our Common Stock under these Plans following the announcement by UPS of an initial public offering.

   There were approximately 97,000 record holders of our Common Stock as of May 31, 2000.

Voting Rights

   Each share of our Common Stock is entitled to one vote in the election of directors and on other matters, except that the record holders of shares beneficially owned by any Substantial Stockholder, as defined in our Bye-Laws, is entitled to only one one-hundredth of a vote with respect to each vote which is in excess of 10 percent of our outstanding voting stock. The term Substantial Stockholder is defined to mean any shareowner or shareowners acting as a group, other than United Parcel Service, Inc. or any employee benefit plan of ours or UPS or our subsidiaries, who is the beneficial owner of more than 10 percent of the voting power of our outstanding shares entitled to vote generally in the election of directors. There are no limitations imposed by foreign law, or by our Memorandum of Association and Bye-Laws, or by any agreement or other instrument to which we are a party or to which we are subject, on the right of shareowners, solely by reason of their citizenship or domicile, to vote our Common Stock. Upon liquidation, our shareowners are entitled to share on a pro rata basis in our assets legally available for distribution to shareowners.

Transferability of Common Stock--Our Right of First Refusal

   Our Bye-Laws provide that no outstanding shares of our voting stock, including shares of our Common Stock, may be transferred, except by bona fide gift or inheritance, unless the shares shall have first been offered, by written notice, for sale to us at the lower of their fair value, or the price at which they are to be offered to the proposed transferee and on the same terms upon which they are to be offered to the proposed transferee. Notices of proposed transfers must be sent to our Assistant Secretary, must set forth the number of shares proposed to be sold, the proposed price per share, the name and address of the proposed transferee and the terms of the proposed sale and must contain a statement by the proposed transferee that the information contained in the notice is true and correct. We have the option, within 30 days after receipt of the notice, to purchase all or a portion of the offered shares. If we fail to exercise or waive the option, the shareowner may, within a period of 20 days thereafter, sell to the proposed transferee all, but not part, of the shares which were previously offered to us and not purchased by us pursuant to our option, for the price and on the terms described in the notice. All transferees of shares hold their shares subject to the same restrictions. Shares previously offered to us but not transferred within the 20-day period remain subject to the initial restrictions.

   Under our Bye-Laws, we have the right to purchase shares of our Common Stock that may be issued as stock dividends, or in stock splits, recapitalizations or reorganizations similar to the rights that we have to purchase the shares on which the dividend, split, recapitalization or reorganization shares were issued. We also have the right to purchase our Common Stock in a number of other circumstances under our Bye-Laws.

   Shares of our Common Stock may be pledged, but they may not be transferred upon foreclosure unless they have first been offered to us in the manner described above.

   In addition, any shareowner who is our "affiliate" for purposes of the Securities Act of 1933, could effect a public resale of their shares to a purchaser other than us only upon delivery of an effective prospectus applicable to the resale as permitted by applicable securities laws or upon other compliance with applicable securities laws.

   We have historically exercised our right of first refusal and held such purchased shares in treasury, pending future distributions. However, as discussed further below, the Board decided to impose a temporary limit on the number of shares we are willing to purchase from any shareowner that seeks to sell such shares subsequent to November 23, 1999.

Our Purchase Rights--Recall

   We have the right under our Bye-Laws to purchase (or "recall") shares of our Common Stock from shareowners following their retirement, death or other termination of employment with UPS, OPL, or any of their respective subsidiaries. We may exercise this right to recall all or a portion of the shares of a former employee at any time within a period of three years or thirteen years following the holder's termination of employment. The purchase price will be the current price of the shares at the time of purchase.

   The Company has historically exercised this right of recall each year and held such purchased shares in treasury, pending future distributions. However as discussed further below, our Board decided to defer the recall of our shares that was previously scheduled to take place in January 2000 and 2001. We do not expect to exercise our right of recall for the foreseeable future.

   Shares purchased in this offering by any investor who is not employed by UPS, OPL or one of their respective subsidiaries may be recalled by us at any time although we have no present intent to recall such shares.

Our Willingness to Purchase and Recall Shares

   Prior to July 21, 1999, our Common Stock had been bundled in units with shares of UPS Common Stock and had been sold and provided as stock compensation awards to UPS employees under the UPS Plans. Previously, we purchased shares from those shareowners wishing to sell and recalled shares from those shareowners that had ceased to be employees of UPS or OPL. We held such shares as treasury pending distribution.

   On July 21, 1999, we suspended the sale of our Common Stock under the UPS Plans following the announcement by UPS of an initial public offering. This suspension reduced the amount of our Common Stock that we required for our treasury. As a result, on October 12, 1999, our directors decided to defer the recall of our shares that was scheduled to take place in January 2000. This deferral does not affect our rights to recall those or other shares in subsequent years.

   Further, on November 23, 1999 our Board imposed a temporary limit on the number of shares we are willing to purchase under our right of first refusal. We are currently prepared to purchase up to 10% of the shares of Common Stock held by any shareowner of record on November 23, 1999 from that date through to November 1, 2000. This means that in the aggregate we are willing to purchase approximately $270 million worth of our shares during this period. This temporary limit will be reviewed and may be changed by our Board from time to time. We do not presently intend to purchase any of the shares that we sell in this offering.

   The Board may reconsider these limits on our purchases from time to time. However, there can be no assurance of any revision to this policy or of the continuation of our willingness to purchase shares. The feasibility of purchase is subject to the future supply and demand for our Common Stock and our earnings and financial condition, liquidity and capital requirements.

Dividend Policy

   The declaration and payment of dividends is at the discretion of our Board of Directors and depends on many factors, including our earnings, financial condition, business needs, capital and surplus requirements of our operating subsidiaries and legal and regulatory considerations. The ability of our reinsurance subsidiaries to pay dividends to us and our ability to pay dividends to our shareowners are subject to the maintenance of minimum solvency and liquidity margins as required by Bermuda insurance law.

   It is the intent of our Board to consider the payment of a dividend in an amount to be determined on the basis of our earnings, financial condition and capital needs. We declared and paid cash dividends in 1999 and 1998 of $1.20 and $1.04 per share, respectively. On February 9, 2000 the Board determined that it would commence paying dividends on a semi-annual basis and declared a semi-annual dividend of $0.60 per share for shareowners of record on February 10, 2000.

   Dividends paid by us on shares of our Common Stock to persons residing in the United States will be subject to United States federal income taxes to the same extent that the dividends would be taxable if paid by a domestic corporation, but without the dividend received deduction available to corporations. Similar treatment is likely to be accorded under applicable state law.

   There are no applicable tax treaties or Bermuda laws, decrees or regulations which would limit payment or remittance of dividends, require withholding for tax purposes or restrict the export or import of capital.

Determination of Fair Value

   We currently purchase shares from our shareowners at their fair value as determined by the Board of Directors semiannually in February and August of each year. Our Board of Directors determined the current fair value of $21.50 per share on February 9, 2000. Prior to November 23, 1999 we purchased, recalled and issued shares at book value as determined by our annual audited consolidated balance sheet.

   In determining the fair value, the Board considers a variety of factors, including past and current earnings and cash flow, the present value of discounted projected future earnings and cash flow, the stock price, earnings and book value of comparable companies, industry considerations, liquidity, debt-to-equity ratios and industry multiples, as well as opinions furnished from time to time by investment counselors acting as independent appraisers. In its determination of the price to be paid for our stock, the Board has not followed any predetermined formula. It has considered a number of formulas commonly used in the evaluation of securities of closely held and publicly held companies, but its decisions have been based primarily on the judgment of the Board as to our long-range prospects rather than what the Board considers to be short-range trends relating to our company or to the values of comparable companies. The Board does consider factors generally affecting the market prices of publicly traded securities within the reinsurance market, and prolonged changes in those prices could have an effect on the prices offered by us. One factor in determining the price at which securities trade in the organized securities markets is that of supply and demand. When demand is high in relation to the shares that investors seek to sell, prices tend to increase, while prices tend to decrease when demand is low in relation to shares being sold. Our Board of Directors has not given weight to supply-demand considerations in determining the price to be paid by us for our shares.

   The following table reflects the price at which we have purchased shares of Common Stock since January 8, 1998:

      Date                                                               Price
      ----                                                               ------
      January 8, 1998 to January 7, 1999 (Book Value)................... $17.00
      January 8, 1999 to November 23, 1999 (Book Value)................. $19.84
      November 23, 1999 to present (Fair Value)......................... $21.50

Custody Arrangements for Shares of Our Common Stock

   Each shareowner may elect to have First Union National Bank hold his or her certificates as custodian without cost to the shareowner. FUNB's Employee Shareholder Service Department is located in Philadelphia, PA and can be contacted at the following address:

                         First Union National Bank
                         Employee Shareholder Services Corporate
                         Trust Department
                         P.O. Box 41784
                         123 South Broad Street
                         Philadelphia, PA 19101-1784
                         (www.firstunion.com\ess\)

   If the shareowner elects to have FUNB hold the shares of Common Stock in custody, FUNB will have the shares registered in its name and will sell or otherwise dispose of the shares only upon the shareowner's instruction and in conformity with our Bye-Laws. Dividends and other distributions on Common Stock held in custody will be promptly remitted by FUNB to the shareowner. Shareowners will receive periodic statements of the number of shares held by FUNB for their account and of dividends paid on those shares. Notice of any regular or special meeting of our shareowners will be forwarded to shareowners by FUNB, which will vote the shares as directed by the shareowner or, on request, furnish the shareowner with a proxy thus permitting the shareowner to vote the number of shares of Common Stock held for him or her at the meeting.

                                     TAXATION

   Various provisions of the United States Internal Revenue Code of 1986 ("the Code") provide rules designed to approximate current taxation at the shareholder level of certain kinds of income earned by foreign enterprises owned in whole or part by United States residents. Among such provisions are those in Subpart F of the Code, concerned with "controlled foreign corporations," and those concerned with "passive foreign investment companies." If OPL were to be subject to one or more of these provisions, some or all, depending upon the applicable provisions, of the United States shareowners of OPL would be liable for federal income taxes with respect to certain of the earnings of OPL, whether or not an amount equal to such earnings was distributed to such shareowners as a dividend. Such liability is referred to herein as "current taxation."

   Under Subpart F of the Code, the United States shareowners of OPL would be subject to current taxation on income of OPL derived from insuring or reinsuring the risks of its United States shareowners and persons related thereto, but only if (i) such insured or reinsured United States shareowners and related persons were to own at least 20% of the Common Stock of OPL and
(ii) such income from the insurance or reinsurance of the risks of its United States shareowners and related persons were to represent at least 20% of OPL's reinsurance income. The reinsurance underwritten by OPL does not currently exceed these limits, and management does not expect that these limits will be exceeded in the future.

   Furthermore, any United States person owning directly or indirectly 10% of the Common Stock of OPL (a United States 10% Shareowner) would be subject to current taxation on their proportionate share of the Subpart F insurance income of OPL if United States 10% Shareowners were to own, in the aggregate, more than 25% of the Common Stock of OPL. A United States 10% Shareowner would also be subject to current taxation on his proportionate share of all Subpart F income of OPL, and of certain other items, if United States 10% Shareowners were to own, in the aggregate, more than 50% of the Common Stock of OPL. OPL does not believe that any OPL shareowner is currently subject to any of the tax provisions described in this paragraph.

   Code section 1248 provides that if a U.S. person owns 10% or more of the voting shares of a corporation that is a Controlled Foreign Corporation ("CFC"), any gain from the sale or exchange of the shares may be treated as ordinary income to the extent of the CFC's earnings and profits during the period that the shareholder held the shares (with certain adjustments). Code section 953(c)(7) generally provides that Code section 1248 will also apply to the sale or exchange of any shares in a foreign corporation, regardless of whether the shareholder is a 10% Shareowner, if the foreign corporation would be taxed as an insurance company if it were a domestic corporation and if the foreign corporation were subject to section 953(c)(1) without regard to whether Related Person Insurance Income ("RPII") constitutes 20% or more of the corporation's gross insurance income. OPL would be subject to section 953(c)(1), without regard to the 20% de minimis test, only to the extent of its RPII. Therefore, OPL believes that any potential application of Code section 1248 should be limited to each shareholder's proportionate share of any RPII.

   Under the passive foreign investment company ("PFIC") rules, all United States shareowners of OPL would be subject to rules designed to approximate current taxation of the earnings of OPL if at least 75% of the gross income of OPL were "passive income", or if at least 50% (calculated by value) of the average assets of OPL were to produce, or were held for the production of, "passive income." Except as may be provided in future regulations promulgated by the Secretary of the Treasury, income derived by OPL in the active conduct of its reinsurance business does not constitute "passive income," and assets held by OPL that produce solely or are held solely for the production of such income do not constitute "passive assets." The opinion issued by the United States Tax Court against UPS, discussed in the Reinsurance Activities section hereinbefore, taxes the shipper's risk premiums to UPS and does not address whether the shipper's risk reinsurance premiums received by OPL are income of OPL. We understand that the IRS is considering whether for 1999 and prior years OPL's stock would be subject to PFIC rules because the shipper's risk premiums were not active income for OPL. We believe that our business has changed substantially since the issuance of the Tax Court decision, and that OPL is not a PFIC for the year 2000. Accordingly, we believe that stock purchased pursuant to this prospectus should not be subject to the PFIC rules, and if we continue our current business plan, shareowners who purchase stock in this offering will not become subject to the PFIC rules in the future with respect to that stock.

   If we were to be characterized as a PFIC currently or during the investor's holding period of these shares, shares purchased would be subject to a penalty tax at the time of their sale (or receipt of an "excess distribution" with respect to them) and a portion of the gain may be recharacterized as ordinary income. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to the stock during the three preceding taxable years (or shorter period during which the taxpayer held the stock). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the United States shareowner owned the shares, computed by assuming the excess distribution or gain (in the case of a sale) with respect to the shares was taxed in equal portions throughout the holder's period of ownership at the highest marginal tax rate. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period.

   Each person who is considering an investment in our Common Stock should consult with a tax advisor as to the effects of uncertainties regarding the RPII and PFIC rules.

   It should be noted that Congress has historically sought to broaden the taxation of foreign enterprises owned by United States residents, and future legislation could affect the United States federal tax treatment of OPL and its shareowners.

   There is imposed on foreign insurers a United States federal excise tax on the reinsurance of United States risks equal to 1% of the reinsurance premiums, payable by the United States company ceding the reinsurance. Under OPL's reinsurance agreements, OPL reimburses the ceding company for such tax, as well as for premium taxes payable under state law, if any.

                                    EXPERTS

   The financial statements incorporated in this Prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                 LEGAL MATTERS CONCERNING THE OPL COMMON STOCK

   The due issuance of the shares being distributed as described herein has been reviewed and approved by Appleby Spurling & Kempe, Hamilton, Bermuda.

                      WHERE YOU CAN FIND MORE INFORMATION

   Overseas Partners Ltd. files reports, proxy statements and other information with the SEC. Overseas Partners Ltd. has filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, to register the offering of the shares of Common Stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement. Prospective investors may read and copy the registration statement and its exhibits and schedules without charge at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Prospective investors may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, Overseas Partners Ltd. is required to file electronic versions of these documents with the SEC through the SEC's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents filed by us with the Commission are incorporated herein by reference:

  (1) Our Annual Report on Form 10-K for the year ended December 31, 1999;

  (2) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

  (3) Our Report on Form 8-K dated March 30, 2000;

  (4) The Description of Securities contained in Item 11 of our Form 10 dated January 31, 1984, as amended and restated by our Form 8 dated April 18, 1984 and as updated by Item 5 of our Form 10-K for the year ended December 31, 1999;

  (5) All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the year covered by our Annual Report referred to in (1) above.

   All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall, to the extent required by law, be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   We will, upon written or oral request, provide without charge to each participant in the Plan a copy of any and all of the information relating to it which has been incorporated by reference in this Prospectus, other than exhibits to such information if such exhibits are not themselves specifically incorporated by reference in such information. In addition, we will, upon written or oral request, provide without charge to each participant in the Plan a copy of such other documents as are required to be delivered under Rule 428(b) of the Securities Act of

1933, as amended. Such request should be directed to: Assistant Secretary, Overseas Partners Ltd., Mintflower Place, 8 Par-La-Ville Road, Hamilton HM 08, Bermuda, (441) 295-0788. In addition, we will provide without charge to each participant in the Plan a copy of our Annual Reports to shareowners and copies of all future reports, proxy statements, and other communications distributed by us to our shareowners generally.

   We are a Bermuda company with offices in Hamilton, Bermuda, and certain of our directors are residents of Bermuda. A substantial portion of our assets and all or substantially all of the assets of these directors are located outside the United States. Accordingly, it may be difficult for our shareowners to effect service of process upon us or such persons within the United States and to enforce against them any judgments based upon the civil liability provisions of the Securities Act of 1933 or the Exchange Act (collectively, the "Federal securities laws") which may be obtained in courts in the United States. We have been advised by our counsel that it is not certain that courts in Bermuda would
(i) enforce judgments, based upon the civil liability provisions of the Federal securities laws, obtained from courts in the United States against us or any such directors or (ii) recognize actions based upon such provisions against us or any of such directors.

                                      PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The expenses relating to the registration of shares will be borne by us. Such expenses are estimated to be as follows:

  Securities and Exchange Commission Registration Fee................... $34,056
  Accountants' Fees and Expenses........................................   3,000
  Legal Fees and Expenses...............................................  15,000
  Transfer Agent's Fees and Expenses....................................   3,500
  Printing and Engraving Expenses.......................................  15,000
  Miscellaneous.........................................................   1,000
                                                                         -------
   Total Expenses....................................................... $71,556
                                                                         =======

Item 15. Indemnification of Directors and Officers

   Our Bye-Laws provide:

     (1) Our directors, secretary and other officers and all of their heirs, executors, and administrators, shall be indemnified and secured harmless out of our assets and profits from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trusts. In addition, none of these people shall be answerable for the acts, receipts, neglects or defaults of the other or others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to us shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency or any security upon which any of our moneys shall be placed out on or invested, or for any other loss, misfortune or damages that may happen in the execution of their respective offices or trusts, or in relation thereto. Notwithstanding the foregoing, this indemnity shall not extend to any matter in respect of any willful negligence, willful default, fraud or dishonesty which may attach to any of said persons.

     (2) Each Member agrees to waive any claim or right of action he or she might have, whether individually or by or in our right, against any of our directors on account of any action taken by such director, or the failure of such director to take any action in the performance of his duties with us. Such waiver shall not extend to any matter in respect of any willful negligence, willful default, fraud or dishonesty which may attach to any such director.

Item 16. List of Exhibits.

   The exhibits required by Rule 601 of Regulation S-K and this Item are included following the Exhibit Index at Page II-5.

Item 17. Undertakings.

    (a) We hereby undertake:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To file a post-effective amendment to the registration statement to include any financial statements required by 17 C.F.R. sec. 210.3-19 at the start of any delayed offering or throughout a continuous offering.

    (b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to
Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of OPL pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

   Dated May 31, 2000                     OVERSEAS PARTNERS LTD.

                                                 /s/ Mary R. Hennessy
                                          By: _________________________________
                                                    Mary R. Hennessy
                                              President and Chief Executive
                                                         Officer

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mary R. Hennessy and Mark R. Bridges, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

            Signature                           Title                        Date
            ---------                           -----                        ----
     /s/ Mary R. Hennessy          President and                         May 31, 2000
_________________________________   Chief Executive Officer
        Mary R. Hennessy            (Principal Executive Officer)

      /s/ Mark R. Bridges          Vice President and Treasurer          May 31, 2000
_________________________________   (Principal Financial and
         Mark R. Bridges            Accounting Officer)

     /s/ Robert J. Clanin          Director                              May 31, 2000
_________________________________
        Robert J. Clanin

      /s/ D. Scott Davis           Director                              May 31, 2000
_________________________________
         D. Scott Davis

      /s/ Joseph M. Pyne           Director                              May 31, 2000
_________________________________
         Joseph M. Pyne

      /s/ Cyril E. Rance           Director                              May 31, 2000
_________________________________
         Cyril E. Rance

     /s/ Edwin H. Reitman          Chairman of the Board of              May 31, 2000
_________________________________   Directors and Director
        Edwin H. Reitman

      /s/ Walter A. Scott          Chairman of the Board of              May 31, 2000
_________________________________   Directors and Director
         Walter A. Scott

    /s/ Michael J. Molletta        Authorized Representative in          May 31, 2000
_________________________________   the United States
       Michael J. Molletta

                                 EXHIBIT INDEX

                   Exhibits Incorporated Herein By Reference

                                              Document with Exhibit     Designation of
 Designation                                  Previously Filed with      Such Exhibit
 of Exhibit      Description of Exhibit             Commission         in that Document
 ----------- ------------------------------- -----------------------   ----------------
   4(a)          Specimen Certificate of           Registrant's          Exhibit 4(c)
              Overseas Partners Ltd. Common   Registration Statement
                          Stock                    on Form S-3
                                             (Registration Statement
                                                  No. 333-20545)

   4(b)       Certificate of Incorporation         Registrant's          Exhibit 3(a)
                                              Registration Statement
                                                   on Form S-1
                                             (Registration Statement
                                                   No. 2-95460)

   4(c)       Bye-Laws, as amended to date     Registrant's Annual       Exhibit 3(b)
                                             Report on Form 10-K for
                                                  the year ended
                                                December 31, 1999

                            Exhibits Filed Herewith

  5    Opinion of Appleby Spurling & Kempe

 10.1  Subscription Agreement

 23(a) Consent of Deloitte & Touche Re: Overseas Partners Ltd.

 23(b) Consent of Appleby Spurling & Kempe (included in Exhibit 5)